Exhibit 10.1

AGREEMENT

This Agreement (the "Agreement") is made as of the 1st day of July, 2004, by and between Harlem Films, Inc" a Florida Corporation {"Harlem Films") and Swinging Pig Productions. Inc., a Florida Corporation, together with its wholly owned subsidiary Chronicles of a Skater Girl. LLC., a Limited Liability Florida Corporation ("Company").

RECITALS:

WHEREAS, Harlem Films, leases office space at 18 w. 21st street, 5th floor, New York, NY 10010: and

WHEREAS. Harlem Films, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of film production, marketing, distribution and other matters relating to the business of Skater Girl.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1. Use and Occupancy of Space, Equipment and Utilities

(a)The occupied space may be used for general office purposes and other uses associated with Company's current business activities relating to motion pictures including but not limited to, development, pre-production, production, editing and other post-production and other administrative responsibilities

(b) Company shall use any of Harlem Films' property, supplies or materials including, without limitation, computers, office: equipment, furniture or phones, and reasonable use of the pantry.

(c) Telephone Service. Company will not be responsible for the actual cost of its usage of local and long distance telephone service these costs will be included in the monthly fee.

(d) Servers. Harlem film maintains computer servers and Company will have access to these servers for web hosting and other purposes related to hosting of video, trailers, etc.  These costs will also be included in the monthly fee.

2. Management and Administrative Services

(a) During the term of this Agreement, Harlem Films shall render to Company, by and through Harlem Films officers, employees, agents, representatives as Harlem Films, in its sole discretion, shall designate, from time to time, advisory, consulting and other services in relation to the operations of the Company, strategic planning, domestic and international marketing, without limitation, advisory and consulting services in relation to all film related needs.

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(b) The parties hereto acknowledge that certain events will require Harlem Films to render services beyond the scope of activities which the parties contemplate as part of the Services for which Harlem Films shall be entitled to additional compensation hereunder.

3. Fees

(a) In consideration of management and administrative services, use of office space, and utilities, Company agrees to pay to Harlem Films a fee of between $1000 and $3000 per month as decided in good faith by Harlem Films for the period commencing on the date hereof and commencing until termination either upon mutual agreement between Harlem Films and Company or if Company is not utilizing space or other resources by Harlem Films.

(b) Harlem Films will provide invoices to the Company for these fees, but will defer payment which will accrue until Company is able to pay pursuant to Section "Payment"

(c) In addition to the compensation payable to Harlem Films, Company shall, at the direction of Harlem Films, pay directly, or reimburse Harlem Films for, its reasonable Out-of-Pocket Expenses. This shall mean the amounts actually paid by Harlem Films in cash in connection with its performance of the Services, including, without limitation, reasonable (i) fees for other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as printers, couriers, business publications or similar services or any similar expense not associated with its ordinary operations.

4. Term

(a) The term of this Agreement shall commence on the date hereof and continue until such time as Company and Harlem Films mutually agree.

5. Payment

(a) Invoices will be paid by Company on 30 days from invoice. However, Harlem Films agrees to defer payment of invoices for a reasonable: amount of time without interest. All deferred payments are payable immediately upon Company receiving income from business activities and will be paid out before any distribution of profits to shareholders of Company or at the good faith discretion of the board, whichever comes first.

6. No Liability

(a) Harlem Films shall have no liability or responsibility to Company and Company shall have no claim against Harlem Films for any damage or loss incurred by Skater Girl except as a result of the gross negligence or willful misconduct of Harlem Films.

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7. Hold Harmless

Company agrees to indemnify Harlem Films against, and hold Harlem Films harmless from, any loss, cost, expense, claims or demands (including reasonable attorneys' fees) arising (i) by virtue of any accident, damage or injury to persons or property which may be in or upon, or he placed in or upon, the occupied space, (ii) by reason of occupation of the occupied space by Company's employees, invitees and agents, except for damage caused by the gross negligence and willful misconduct of Harlem Films, or (iii) by reason of Company's breach of any of the terms or conditions of this Agreement, excluding, however, any such loss, cost, expense, claims or demands arising as a result of Harlem Films' gross negligence or willful misconduct. The provisions of this Section shall survive the expiration of this agreement.

8. Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter contained herein. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof: and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

9. Governing Law

This Agreement shall he construed and enforced in accordance with the: laws of the State of New York.

IN WITNESS WHEREOF. the parties have duly executed this Agreement as of the day and year first above written.

/s/ Julie Mirman
Swinging Pigs Productions, Inc.
Chronicles of a Skater Girl, LLC

/s/ Daniel Mirman
Harlem Films, Inc.

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